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
                          DELTA FINANCIAL CORPORATION
     EXHIBIT 11.1.  STATEMENT RE: COMPUTATION OF PER SHARE EARNINGS

                                        THREE MONTHS ENDED   TWELVE MONTHS ENDED
                                            DECEMBER 31,        DECEMBER 31,
                                               1998                 1998
Dollars in thousands, except EPS data)  ------------------   -------------------
Basic Earnings Per Share
------------------------
   Net income                              $   4,873            $  11,328
                                           =========            =========

   Weighted average number of common
   and common equivalent shares:          15,365,063           15,382,161
   ----------------------------
   Basic earnings per share                $    0.32            $    0.74
                                           =========            =========


Diluted Earnings Per Share

   Net income                              $   4,873            $  11,328
                                           =========            =========

   Weighted average number of common
   and common equivalent shares:
   -----------------------------
   Average no.of shares
   outstanding                            15,365,063           15,382,161

      Net effect of dilutive stock
      options based on the treasury
      method & Fidelity additional
      shares                                      --               22,719

   Total average shares:                  15,365,063           15,404,880
                                          ==========           ==========

   Diluted earnings per share              $    0.32            $    0.74
                                           =========            =========

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